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                                                                EXHIBIT 10.1.2

                               FIFTH AMENDMENT TO

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                        EOP OPERATING LIMITED PARTNERSHIP


          This Fifth Amendment is made as of February 19, 1998 by and among Equity Office Properties Trust, a Maryland real estate investment trust, as managing general partner (the "Company" or the "Managing General Partner") of EOP Operating Limited Partnership, a Delaware limited partnership (the "Partnership"), and as attorney-in-fact for the Persons named on Exhibit A to the Agreement of Limited Partnership of EOP Operating Limited Partnership, dated as of July 3, 1997, as amended, (the "Partnership Agreement") for the purpose of amending the Partnership Agreement. Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

          WHEREAS, the Board of Trustees of the Company (the "Board"), by Unanimous Consent of the Trustees dated February 12, 1998 and by action of the Pricing Committee of the Board pursuant to delegated authority on February 13, 1998, classified and designated 7,000,000 Preferred Shares (as defined in the Declaration of Trust of the Company (the "Declaration of Trust")) as Series B Preferred Shares (as defined below);

          WHEREAS, the Board filed Articles Supplementary to the Declaration of Trust (the "Articles Supplementary") with the State Department of Assessments and Taxation of Maryland on February 19, 1998, establishing the series of preferred shares, designated Series B Preferred Shares;

          WHEREAS, on February 19, 1998, the Company issued 6,000,000 of the Series B Preferred Shares;

          WHEREAS, the Managing General Partner has determined that, in connection with the issuance of the Series B Preferred Shares, it is necessary and desirable to amend the Partnership Agreement to create additional Partnership Units having designations, preferences and other rights which are substantially the same as the economic rights of the Series B Preferred Shares.

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Managing General Partner hereby amends the Partnership Agreement as follows:
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          1.  Article I of the Partnership Agreement is hereby amended by adding the following definitions:

          "Series B Preferred Shares" means the 5.25% Series B Convertible, Cumulative Preferred Shares of the Company, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares as described in the Articles Supplementary; and

          "Series B Preferred Units" means the series of Partnership Units representing units of Limited Partnership Interest designated as the 5.25% Series B Convertible, Cumulative Preferred Units with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of units as described herein; and

          2. In accordance with Section 4.2.A of the Partnership Agreement, set forth below are the terms and conditions of the Series B Preferred Units hereby established and issued to the Company in consideration of the Company's contribution to the Partnership of the net proceeds following the issuance and sale of the Series B Preferred Shares by the Company:

          A. Designation and Number. A series of Partnership Units, designated as Series B Preferred Units, is hereby established. The number of Series B Preferred Units shall be 6,000,000.

          B. Rank. The Series B Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series B Preferred Units; (b) on a parity with the Series A Preferred Units and all other Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series B Preferred Units; and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series B Preferred Units.

          C.  Distributions.

          (i) Pursuant to Section 5.1 of the Partnership Agreement, holders of Series B Preferred Units shall be entitled to receive, out of Available Cash, cumulative preferential cash distributions at the rate of 5.25% of the $50.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.625 per unit). Distributions (which term as used herein shall include liquidated


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damages, if any, payable pursuant to subsection 2.C.(vi)) on the Series B
Preferred Units shall be payable quarterly and be cumulative from the fifteenth day of each February, May, August and November or, if not a business day, the next succeeding business day (each, a "Series B Preferred Unit Distribution Payment Date"). Any distribution (including the initial distribution) payable on the Series B Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

          (ii) No distribution on the Series B Preferred Units shall be authorized by the Board or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears.

          Notwithstanding the foregoing, distributions with respect to the Series B Preferred Units shall accumulate whether or not any of the foregoing restrictions exist, whether or not there is sufficient Available Cash for the payment thereof and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series B Preferred Units shall not bear interest and holders of the Series B Preferred Units shall not be entitled to any distributions in excess of full cumulative distributions. Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such units which remains payable.

          (iii) Except as provided in subsection 2.C.(iv), if any Series B Preferred Units are outstanding, no distributions (other than in Partnership Interests ranking junior to the Series B Preferred Units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership) shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon the Class A Units, the Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation, dissolution or winding up of the affairs of the Partnership for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Units for all past distribution periods and the then current distribution period, nor shall any Class A Units, Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation, dissolution or winding up of the affairs of the Partnership, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or

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made available for a sinking fund for the redemption of any such Partnership
Interests) by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series B Preferred Units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership).

          (iv) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series B Preferred Units, all distributions declared upon the Series B Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series B Preferred Units shall be declared pro rata so that the amount of distributions declared per unit of Series B Preferred Units and such other Partnership Interests shall in all cases bear to each other the same ratio that accumulated distributions per unit on the Series B Preferred Units and such other Partnership Interests (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Partnership Interests do not have a cumulative distribution) bear to each other.

          (v) Holders of Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative distributions on the Series B Preferred Units as described above. Accumulated but unpaid distributions on the Series B Preferred Units will accumulate as of the Series B Preferred Unit Distribution Payment Date on which they first become payable.

          (vi) If the Company fails to file a registration statement within the period of time required by the Registration Rights Agreement dated February 19, 1998 between the Company and Lehman Brothers Inc. (the "Registration Rights Agreement"), or the required registration statement does not become effective within the period of time required by the Registration Rights Agreement, or the Company fails to maintain the effectiveness of the registration statement as required by the Registration Rights Agreement, or the Series B Preferred Shares are not approved for listing by the New York Stock Exchange within the period of time required by the Registration Rights Agreement, liquidated damages shall accumulate on the $50.00 liquidation preference of the Series B Preferred Units at a rate of 0.25% per annum (equivalent to a fixed annual amount of $0.125 per unit) with respect to the first quarter immediately following such event and at a rate of 0.50% per annum (equivalent to a fixed annual amount of $0.25 per unit) with respect to the second quarter and all subsequent quarters following such event ("Liquidated Damages").

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          D.  Allocations.


          Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among holders of Series B Preferred Units in accordance with Article VI of the Partnership Agreement.

          E.  Liquidation Preference.

          (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of the Series B Preferred Units shall be entitled to receive out of the assets of the Partnership available for distribution to the Partners pursuant to Section 13.2.A of the Partnership Agreement a liquidation preference of $50.00 per Series B Preferred Unit, plus an amount equal to any accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Class A Units, Class B Units or any other Partnership Interests that rank junior to the Series B Preferred Units as to liquidation rights.

         (ii) If upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the assets of the Partnership are insufficient to make such full payment to holders of the Series B Preferred Units and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series B Preferred Units in the distribution of assets, then the holders of such Partnership Interests shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        (iii) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

         (iv) None of a consolidation or merger of the Partnership with or into another entity, merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or a sale, lease or conveyance of all or substantially all of the Partnership's property or business shall be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

          F.  Redemption.


          In connection with redemption by the Company of any of its Series B Preferred Shares in accordance with the provisions of the Articles Supplementary, the Partnership shall provide cash to the Company for such purpose which shall be equal to the redemption price (as set forth in the Articles Supplementary) and one Series B Preferred Unit shall be canceled with respect to each Series B Preferred Share so redeemed by the Company. From and after the Series B Preferred Share Redemption Date (as defined in the Articles Supplementary), the Series B Preferred


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Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series B Preferred Units shall cease.

          G. Conversion.


          In connection with conversion into common shares of beneficial interest, $.01 par value per share of the Company ("Common Shares") of any Series B Preferred Shares in accordance with the provisions of the Articles Supplementary, the Partnership shall (i) issue to the Company a number of Class A Units equal to the number of Common Shares issued by the Company upon such conversion; and (ii) provide cash to the Company, if necessary, in an amount equal to the amount of cash paid by the Company upon conversion of any Series B Preferred Shares which would otherwise result in the issuance of fractional Common Shares. One Series B Preferred Unit, or any fraction thereof, shall be canceled with respect to each Series B Preferred Share, or any fraction thereof, so converted, and from and after such conversion, the Series B Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series B Preferred Units shall cease.

          3. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the Managing General Partner hereby ratifies and confirms.

                                    * * * * *


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     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.



                                     EQUITY OFFICE PROPERTIES TRUST,
                                     a Maryland real estate investment trust, as Managing General Partner of EOP
                                     Operating Limited Partnership and on
                                     behalf of existing Limited Partners.


                                     By:/s/ STANLEY M. STEVENS
                                        -----------------------------------

                                     Name: Stanley M. Stevens


                                     Title: Executive Vice President and Chief
                                            Legal Counsel



                                     ZELL/MERRILL LYNCH REAL ESTATE
                                     OPPORTUNITY PARTNERS LIMITED
                                     PARTNERSHIP II, General Partner


                                     By: Equity Office Properties Trust, its
                                         managing general partner


                                         By: /s/ STANLEY M. STEVENS
                                             ------------------------------
                                         Name: Stanley M. Stevens

                                         Title: Executive Vice President and
                                                Chief Legal Counsel




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